Exhibit 4.4

Neither this Warrant nor the Class A Units issuable upon exercise of this Warrant have been registered under the Securities Act of 1933, as amended, and neither this Warrant nor the Class A Units issuable upon exercise of this Warrant may be transferred except as provided in Section 3 of this Warrant.

WARRANT
to Purchase Class A Units of
GreenSky Trade Credit, LLC
Expiring December 31, 2023

This Warrant certifies that QED Investors, LLC, a Delaware limited liability company, or registered assigns (the “Holder”), is entitled to subscribe for and purchase from GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), up to 130,464.02 duly authorized Class A Units of the Company, subject to the vesting schedule in Section 7 hereof, at a purchase price equal to the per Class A Unit (the “Exercise Price”) as will be set based on the 409A valuation as of December 31, 2013, which is to be completed in January 2014 (final copy of valuation will be attached to this agreement). The Exercise Price may be adjusted as provided in Section 7.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Third Amended and Restated Operating Agreement of the Company, dated as of December 31, 2013 (as may be amended from time to time, the “Operating Agreement”).

This Warrant is subject to the following provisions, terms and conditions:

Section 1. Exercise of Warrant.

To exercise this Warrant in whole or in part, the Holder shall deliver to the Company at its principal office in Atlanta, Georgia, (a) a written notice, in substantially the form of the Subscription Notice appearing at the end of this Warrant (the “Subscription Notice”), of the Holder’s election to exercise this Warrant, which notice shall specify the number of Class A Units to be purchased, (b) cash or a certified check payable to the Company in an amount equal to the aggregate purchase price of the number of Class A Units being purchased and (c) this Warrant. The Company shall as promptly as practicable, and in any event within 15 days thereafter, amend Exhibit C to the Operating Agreement to reflect the issuance of the Class A Units to the Holder and, if the Class A Units of the Company are then represented by unit certificates, execute and deliver or cause to be executed and delivered, in accordance with such Subscription Notice, a certificate or certificates representing the aggregate number of Class A Units specified in such Subscription Notice. Such Class A Units shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed for all purposes to have become a holder of record of such Class A Units, as of the date such Subscription Notice is received by the Company as aforesaid. If this Warrant shall have been exercised only in part, the Company shall deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the remaining Class A Units called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder. The Company shall pay all expenses, taxes and other charges payable in connection with the amendment of Exhibit C to the Operating Agreement and the preparation, issue and delivery of such unit certificates (if any) and new Warrants (if any), except that, in case such unit certificates (if any) or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes that are payable upon the issuance of any such unit certificate or certificates or new Warrants shall be paid by the Holder at the time of delivering the Subscription Notice.

All Class A Units issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

Notwithstanding any provisions herein to the contrary, if the fair market value of one Class A Unit is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising as provided above, the Holder may by surrender of this Warrant at the principal office of the Company together with the properly endorsed Subscription Notice elect to receive the number of Class A Units computed using the following formula (the “Net Exercise Formula”):

X = Y (A-B)

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Where	X =	the number of Class A Units to be issued to the Holder

Y =	the number of Class A Units purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one Class A Unit (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one Class A Unit shall be determined by the Managers in good faith.

To the extent this Warrant is not previously exercised as to all Class A Units subject to this Warrant, and if the fair market value of one Class A Unit is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to the Net Exercise Formula above (even if not surrendered) immediately before its termination or expiration. For purposes of such automatic exercise, the fair market value of one Class A Unit upon such termination or expiration shall be determined by the Managers in good faith. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this paragraph, the Company agrees to promptly notify the Holder of the number of Class A Units, if any, the Holder is to receive by reason of such automatic exercise.

Section 2. Transfer, Division and Combination.

The Company agrees to maintain at its principal office in Atlanta, Georgia, books for the registration and transfer of this Warrant, and, subject to the provisions hereof, including Section 3, this Warrant and all rights hereunder are transferable, in whole and not in part, on such books

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at such office, upon surrender of this Warrant at such office, together with a written assignment of this Warrant, in substantially the form of the Assignment appearing at the end of this Warrant (the “Assignment”), duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such Assignment, and this Warrant shall promptly be canceled. If and when this Warrant is assigned in blank, the Company may (but shall not be obliged to) treat the bearer hereof as the absolute owner of this Warrant for all purposes, and the Company shall not be affected by any notice to the contrary. A Warrant may be exercised by a new holder for the purchase of Class A Units without having a new Warrant issued.

This Warrant may be divided or combined with other Warrants upon presentation hereof at such principal office in Atlanta, Georgia, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or his agent or attorney. Subject to compliance with the preceding paragraph as to any transfer that may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

Section 3. Restrictions on Transfer of Warrants and Transfer of Class A Units.

(a) Restrictions on Exercise. This Warrant shall be exercisable only (i) under circumstances such that the issue of Class A Units issuable upon such exercise is exempt from the requirements of registration under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “1933 Act”) and any applicable state securities law or (ii) upon registration of such Class A Units in compliance therewith.

(b) Restriction on Transfer of Warrant. The Holder shall not assign or transfer this Warrant, other than by will or the laws of descent and distribution or, subject to the consent of the Company (which shall not be unreasonably withheld), to Holder’s affiliates. No right or interest of the Holder or any successor on the Holder’s death in this Warrant shall be subject to any lien or any obligation or liability of the Holder or any successor on the Holder’s death.

(c) Joinder to Operating Agreement. By accepting this Warrant, the Holder agrees, that upon exercise of this Warrant and prior to receiving any Class A Units in connection therewith, the Holder shall become a party to (to the extent it is not already a party), and be bound by (to the extent it is not already bound by), the Operating Agreement.

(d) Restriction on Transfer of Class A Units. The transfer of any Class A Units shall be subject to the terms, conditions and restrictions set forth in the Operating Agreement.

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Section 4. Limitation of Liability; Not a Member.

No provision of this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive distributions or to receive notice as a member in respect of meetings of members for the election of managers of the Company or any other matter whatsoever as a member of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase Class A Units, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of Holder for any debts of the Company or as a member of the Company, whether such liability is asserted by the Company, creditors of the Company or others.

Section 5. Loss, Destruction, etc. of Warrant.

Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Warrant, the Company will make and deliver a new Warrant, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this Section 5 in lieu of any Warrant alleged to be lost, destroyed or stolen, or of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company.

Section 6. Exercise and Expiration of Warrant.

This Warrant shall become exercisable in accordance with the vesting schedule below. The expiration time and date of the Warrant shall be 5:00 p.m. (Atlanta, Georgia time), December 31, 2023.

Subject to the earlier expiration or termination of this Warrant in accordance with its terms, the Class A Units granted under this Warrant will become vested as follows:

(a) This Warrant will become vested with respect to twenty percent (20%) of the underlying Class A Units on the first (1st) anniversary of the date hereof, provided the Holder remains a manager of the Company from the date hereof through such first (1st) anniversary.

(b) This Warrant will become vested with respect to an additional twenty percent (20%) of the underlying Class A Units on the second (2nd) anniversary of the date hereof, provided the Holder remains a manager of the Company from the date hereof through such second (2nd) anniversary.

(c) This Warrant will become vested with respect to an additional twenty percent (20%) of the underlying Class A Units on the third (3rd) anniversary of the date hereof, provided the Holder remains a manager of the Company from the date hereof through such third (3rd) anniversary.

(d) This Warrant will become vested with respect to an additional twenty percent (20%) of the underlying Class A Units on the fourth (4th) anniversary of the date

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hereof, provided the Holder remains a manager of the Company from the date hereof through such fourth (4th) anniversary.

(e) This Warrant will become vested with respect to the final twenty percent (20%) of the underlying Class A Units on the fifth (5th) anniversary of the date hereof, provided the Holder remains a manager of the Company from the date hereof through such fifth (5th) anniversary.

(f) Notwithstanding the foregoing, this Warrant will become vested with respect to one hundred percent (100%) of the underlying Class A Units on a Sale of the Business (as defined in the Operating Agreement), to the extent not previously vested, provided (i) the Holder remains a manager in the continuous service of the Company from the date hereof until the Sale of the Business or the termination of this Warrant in connection with the Sale of the Business, or (ii) the Holder is removed from its position as a manager of the Company without reasonable cause and within six (6) months thereafter there is a Sale of the Business.

Section 7. Adjustment of Exercise Price.

(a) Adjustment for Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Class A Units (by split or otherwise), the Exercise Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Class A Units issuable upon exercise of this Warrant shall be increased in proportion to such increase in the aggregate number of Class A Units outstanding. If the Company shall at any time or from time to time after the date hereof combine the outstanding Class A Units, the Exercise Price in effect immediately before the combination shall be proportionately increased so that the number of Class A Units issuable on exercise of this Warrant shall be decreased in proportion to such decrease in the aggregate number of Class A Units outstanding. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Reclassification, Exchange and Substitution. If the Class A Units issuable upon exercise of this Warrant shall be changed into the same or a different number of Units or any other class or classes of Units or other securities or consideration, whether by capital reorganization, recapitalization, reclassification, merger, conversion or sale of all or substantially all of the assets of the Company or otherwise (other than a subdivision or combination provided for in Section 7(a), then and in each such event the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash or other property receivable pursuant to such transaction by holders of the number of Class A Units that would have been subject to receipt by the Holder upon exercise of this Warrant immediately prior to such transaction, all subject to further adjustment as provided in this Section 7.

(c) Certificate as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Exercise Price pursuant to this Section 7, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days

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thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which this Warrant is exercisable) and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to the Holder a certificate setting forth (A) the Exercise Price then in effect, and (B) the number of Class A Units and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

Section 8. Section 409A. It is intended that this Warrant be exempt from, or comply with, the requirements applicable to nonqualified deferred compensation subject to Section 409A of the Code. For purposes of this Warrant, any action taken with respect to the Warrant shall be undertaken in a manner that will not negatively affect the status of the Warrant as exempt from, or in compliance with, treatment as deferred compensation subject to Section 409A of the Code, unless such action otherwise complies with Section 409A of the Code to the extent necessary to avoid noncompliance. Notwithstanding the foregoing, neither the Company, the Managers nor any of their representatives or agents shall be liable to the Holder in the event the Warrant fails to comply with, or otherwise be exempt from, Section 409A of the Code.

Section 9. Governing Law.

All questions concerning the construction, interpretation and validity of this Warrant, and all disputes arising hereunder or relating to the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the domestic laws of the State of Georgia, including all matters of construction, enforcement, validity and performance. In furtherance of the foregoing, the internal law of the State of Georgia will control the interpretation and construction of this Warrant, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

Section 10. Notice of Sale of the Business.

Prior to any Sale of the Business, the Company shall provide notice of such proposed Sale of the Business to Holder at least ten (10) days prior to such proposed Sale of the Business, and include in such notice the details of such proposed Sale of the Business.

Section 11. Cumulative Remedies.

The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 12. Equitable Relief.

Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the

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other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Section 13. Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at 311 Cameron Street, Alexandria, Virginia 22314, or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

Section 14. Amendment and Modification.

Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 15. Miscellaneous.

Unless the Managers conclude in good faith that applicable law requires otherwise: (a) in the event the parties determine that the exercise of this Warrant results in taxable income with respect to the holder of this Warrant, such income shall be reported as taxable income of QED Fund II, L.P., and (b) the Company will not report any such taxable income to any individual partner or principal of QED Fund II, L.P., or its affiliates.

Section 16. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE THIS AGREEMENT.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer.

Dated: January 1, 2014

GREENSKY TRADE CREDIT, LLC

By:	/s/ David Zalik
Name:	David Zalik
Title:	Manager
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SUBSCRIPTION NOTICE

The undersigned, the Holder, hereby elects to exercise purchase rights represented by the Warrant, dated ____________________ , 2013 (the “Warrant”), issued by GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), for, and to purchase thereunder, __________________________ Class A Units covered by such Warrant and herewith makes payment in full therefor of $_________________________ cash and requests that Exhibit C of the Operating Agreement of the Company be amended to reflect the issuance of such Class A Units to the Holder and, if applicable, certificates for such Class A Units (and any securities or property deliverable upon such exercise) be issued in the name of and delivered to ____________________________________________ whose address is ____________________________________________

The undersigned agrees that, in the absence of an effective registration statement with respect to Class A Units issued upon this exercise, the undersigned is acquiring such Class A Units for investment and not with a view to distribution thereof and that the certificate or certificates, if any, representing such Class A Units may bear any such legend as the Managers of the Company deem appropriate.

The undersigned further agrees that by exercising the Warrant and delivering this Subscription Notice, the undersigned agrees that it shall be a party to, and shall be bound by, the Operating Agreement.

Capitalized terms used but not defined in this Subscription Notice have the meanings assigned thereto in to the Warrant.

Dated:	Signature guaranteed:
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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assignor (the “Assignor”) hereby sells, assigns and transfers unto ___________________________ (the “Assignee”) the Warrant, dated__________ , 2013, issued by GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), to purchase _____________________________ Class A Units of the Company (the “Warrant”) and appoints ______________________________________ attorney to record the transfer of the Warrant on the books of the Company, with full power of substitution in the premises.

The Assignee agrees that upon exercise of the Warrant, the Assignee shall become a party to, and shall be bound by, the Operating Agreement.

The Assignor and the Assignee represent and warrant that they have complied with the teens of Section 2 and Section 3 of the Warrant in connection with this assignment of the Warrant.

Capitalized terms used but not defined in this Subscription Notice have the meanings assigned thereto in to the Warrant.

ASSIGNOR:

Dated:	Signature guaranteed:

ASSIGNEE:

Dated:	Signature guaranteed:
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CORRECTION

This Correction is dated as of April 30, 2014, by and among GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), QED Investors, LLC, a Delaware limited liability company (“QED LLC”), and QED Fund II, LP, a Delaware limited partnership (“QED LP”). All capitalized words and terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warrant (as hereinafter defined).

WITNESSETH:

WHEREAS, the Company issued to QED LLC that certain Warrant to Purchase Class A Units of the Company dated December 31, 2013 (the “Warrant”);

WHEREAS, the Company erroneously listed QED LLC as the initial Holder of the Warrant;

WHEREAS, the Company, QED LLC and QED LP desire to correct the Warrant to state that QED LP was the initial Holder of the Warrant at the date of issuance;

The parties, intending to be legally bound, agree as follows:

1. References to QED LLC. All references to QED LLC in the Warrant are hereby corrected to reference QED LP. The Company, QED LLC and QED LP agree that such correction shall be deemed effective as of the original date of issuance of the Warrant.

2. Effect and Limitation. In the event of any conflict or inconsistency between the terms of this correction and the Warrant, the terms of this correction shall control. Except as otherwise expressly set forth herein, all terms and conditions set forth in the Warrant shall remain in full force and effect pursuant to their terms. The Company, QED LLC and QED LP agree that this correction may be deemed an amendment or modification of the Warrant to the extent necessary pursuant to Section 14 of the Warrant.

3. Governing Law. The internal law of the State of Georgia will control the interpretation and construction of this correction, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this correction as of the date first written above.

GREENSKY TRADE CREDIT, LLC

By:	/s/ David Zalik
Name:	David Zalik
Title:	Manager

QED INVESTORS, LLC

By:	/s/ Nigel Morris
Name:	Nigel Morris
Title:	Managing Partner

QED FUND II, LP
By: QED Partners II, LLC, its general partner

By:	/s/ Nigel Morris
Name:	Nigel Morris
Title:	Managing Partner